AGREEMENT TO SERVE AS CORPORATE THE DIRECTOR NOMINEE

THIS AGREEMENT TO SERVE AS A CORPORATE DIRECTOR (the "Agreement") is made and entered into by and between **PUGET TECHNOLOGIES, INC.**, a publicly held Nevada corporation subject to reporting requirements under the Securities Exchange Act of 1934, as amended pursuant to Sections 13 and 15(d) thereof ("Puget" and the "Exchange Act," respectively); and, the person specifically identified on exhibit 0.1 annexed hereto and made a part hereof (the "Director Nominee"; the Director Nominee and Puget being hereinafter collectively referred to as the "Parties" and generically as a "Party").

PREAMBLE:

Whereas, the Puget requires the services of highly qualified, experienced, dedicated and ethical persons for service on its board of directors and on the committees thereof, as specified in its articles of incorporation and bylaws; and

Whereas, the Director Nominee has been nominated to serve as an Independent Member of Puget's board of directors after a vetting process conducted by the current members of Puget's board of directors and its general counsel; and

Whereas, the Director Nominee has expressed his or her interest in serving as an Independent Member of Puget's board of directors and on committees thereof which require that a majority of its members be neither officers, employees, of principal shareholders of Puget; and

Whereas, Puget has required, as a condition to nomination for service on its board of directors, that all nominees enter into a form of agreement that delineates the proposed director's rights, duties and responsibilities; and

Whereas, the Parties agree that this Agreement provides important directives outlining the duties, obligations, responsibilities and rights that are expected by members of Puget's board of directors and the Director Nominee desires to be elected as a member of Puget's board of directors and to serve thereon in compliance with the requirements of this Agreement and Puget's bylaws:

NOW, THEREFORE, intending to be legally bound, the Parties agree that if the Director Nominee is elected as a member of Puget's board of directors, he or she will be bound by the following obligations and shall have the following rights:

WITNESSETH:

Article One: Definitions & Rules of Construction

1.1 Definitions:

As used in this Agreement, the following words, terms and phrases will have the meanings ascribed to them below:

A. "Affiliate" will mean an entity or person that controls, is controlled by or is under common control with another person and their immediate families.

B. "Agreement" will mean this agreement to serve as a corporate director together with all referenced exhibits and schedules.

C. "Blue Sky Laws" will mean the securities laws, rules, regulations and judicial decisions and

interpretations of state securities laws.

D. "Books and Records" will mean all books, records, bank statements, budgets, financial statements, correspondence, computer programs, software developments, trade secrets, customer lists, supplier lists, site plans, surveys, plans and specifications, marketing materials, floor plans, tax assessment records, billing and collection records, engineering plans and specifications, as-built drawings, development plans and all other records.

E. "Capital Stock" will mean the generic term used for equity securities, whether common stock, preferred stock, limited liability company interests, or otherwise.

F. "Cash Equivalents" will mean United States dollars and instruments convertible into United States dollars such as checks, wire transfers, deposits into financial institutions, *etc.*

G. "Code" will mean the United States Internal Revenue Code of 1986, as amended.

H. "Code of Ethics" shall mean the code of ethics binding on all Puget personnel, including the members of its board of directors, confirmed at the 2021 annual meeting of Puget's shareholders and heretofore filed in an Exchange Act Report, as it may be amended or supplemented from time to time.

I. "Commission" will mean the United States Securities and Exchange Commission.

J. "Contracts" will mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, subleases, mortgages, franchises, licenses, commitments or binding arrangements, express or implied, oral or written, whether or not enforceable.

K. "Director Options" will mean the Qualified Incentive Stock Options issued to the Director Nominee, if elected as a member of Puget's board of directors, as compensation pursuant to the terms of this Agreement, in accordance with applicable provisions of the Code and with rules and regulations of the Service and the Commission.

L. "Employee Benefit Plan" will mean any: Non-qualified deferred compensation or retirement plan or arrangement which is a:

1. Qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan including any Multi-employer Plan as defined in ERISA Section 3[37]); or

2. Qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan.

M. "Employee Pension Benefit Plan" will have the meaning set forth in ERISA Section 3(2).

N. "ERISA" will mean the Employee Retirement Income Security Act of 1974, as amended.

O. "Exchange Act" will mean the Securities Exchange Act of 1934, as amended.

P. "Exchange Act Report" will mean reports that Puget is required to file with the Commission under the Exchange Act, including reports on Commissions forms 10-K, 10-Q, 8-K, 14A, 14C, 13D, *etc.*

Q. "FINRA" will mean the Financial Industry Regulatory Authority, Inc., a private corporation that acts as a self-regulatory organization and the successor to the National Association of Securities Dealers, Inc. and the member regulation, enforcement, and arbitration operations of the New York Stock Exchange.

R. "Governmental Entity" means agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or

political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence.

S. "Independent Member" shall mean a director who qualifies, as of the date of such director's election or appointment to the board of directors and as of any other date on which the determination is being made, as an "Independent Director" pursuant to Exchange Act Rule 10A-3 as well as any other requirement of the federal securities laws then applicable, as determined by its board of directors without the vote of such director.

T. "IRS" will mean the United States Internal Revenue Service.

U. "Knowledge" or any derivations or variations thereof, whether in the form of a word or phrase, when used to qualify a representation or warranty, will mean knowledge after reasonable inquiry by a senior executive officer of the legal entity on whose behalf the assertion is made and will include information that such legal entity should have had in the exercise of reasonable diligence.

V. "Material" or any derivations or variations thereof, whether in the form of a word or phrase when used to qualify a representation or warranty will mean a variance that could have negatively affected a decision by a reasonably prudent person to engage in the transactions contemplated by this Agreement, and will be measured both on the occasion in which such term is referenced as well as on an aggregate basis with other similar matters.

W. "PCAOB" will mean the Public Company Accounting Oversight Board (PCAOB), a nonprofit corporation created by the Sarbanes–Oxley Act of 2002 to oversee the audits of public companies and other issuers in order to protect the interests of investors and further the public interest in the preparation of informative, accurate and independent audit reports. the PCAOB also oversees the audits of broker-dealers, including compliance reports filed pursuant to federal securities laws, to promote investor protection. All PCAOB rules and standards must be approved by the U.S. Securities and Exchange Commission.

X. "Puget" will mean Puget Technologies, Inc., a publicly held Nevada corporation subject to the reporting requirements imposed by Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Y. "Qest" will mean Qest Consulting Group, Inc., a Colorado corporation, Puget's "Parent" as defined by Rule 405 of Commission Regulation C and Puget's strategic consultant and revolving loan creditor.

Z. "Qualified Incentive Stock Options" shall mean the right to acquire corporate securities with provisions designed to incentivize performance with potentially favorable Tax benefits (e.g., profits on Qualified Incentive Stock Options' are usually deferred until they are exercised and the underlying securities are sold, and are then taxed at the capital gains rate, not the higher rate for ordinary income

AA. "Regulation S-K" will mean the prescribed regulation promulgated by the Commission with respect to disclosure requirements for filings used by public companies under the various securities acts.

BB. "Regulation S-X" will mean the prescribed regulation promulgated by the Commission that lays out the specific form and content of financial reports, specifically the financial statements of public companies.

CC. "Securities Act" will mean the Securities Act of 1933, as amended.

DD. "Substantial Compliance" will mean compliance which the Party for whose benefit or at whose request an act is performed, or for whose benefit or at whose request an act is refrained from

could under the circumstances be reasonably expected to accept as full compliance.

EE. "Tax Return" will mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

FF. "Tax" or collectively or generically, "Taxes," will mean any and all, state, local or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including any tax under Code Section 59a.), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Additional defined terms may be specified in certain sections and subsections below, particularly with reference to statutory definitions, and are characterized by the use of quotation marks and initial letter capitalization.

1.2 Rules of Construction:

A. When a reference is made in this Agreement to schedules or exhibits, such reference will be to a schedule or exhibit to this Agreement unless otherwise indicated.

B. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation."

C. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

D. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

E. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

F. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Parties drafting such agreement or document.

Article Two: Term, Renewals, Earlier Termination

2.1 Term.

(A) Subject to the provisions set forth herein, the term of this Agreement shall be deemed to commence immediately following the Director Nominee's election to Puget's board of directors and shall expire at such time as the Director Nominee is no longer serving as a member of Puget's board of directors, for whatever reason.

(B) It is understood by the Parties that the Director Nominee will be elected to Puget's board of directors and assume his or her office immediately following the effective date of an appropriate officers and directors liability insurance policy, replacing Messrs. Hermann Burckhardt and Thomas Jaspers and joining Ms. Karen Lynn Fordham, Puget's president and chief executive

officer, as members of Puget's board of directors, as authorized by Puget's shareholders at their 2021 annual meeting held on June 7, 2021.

(C) In the event that the Director Nominee is reelected or otherwise serves as a member of Puget's board of directors after the expiration of the Director Nominee's current or initial term, then, unless a new agreement pertaining to the Director Nominee's role as a member of Puget's board of directors is entered into specifically superseding the provisions of this Agreement, this Agreement shall be deemed continuingly self-renewing for so long as, or whenever the Director Nominee serves as a member of Puget's board of directors, with the compensation called for hereunder being duplicated for the ensuing year on terms modified solely as follows:

(1) The term and exercise period of the new Director Options (as hereinafter defined, if any) shall be modified to reflect, as closely as possible, terms materially similar to those that applied to the Director Option described in Section 4.1 of this Agreement; and

(2) The exercise price shall be the lowest exercise price permitted under Puget's then current Qualified Incentive Stock Option Plan, based on the closing last transaction price of Puget's common stock on the last day of the year preceding the immediately preceding term of this Agreement or any extensions thereof.

(3) The number of Director Options shall be prorated based on the part of the year during which the Director Nominee serves and based on the roles in which the Director Nominee serves on Puget's board of directors in accordance with the formula hereinafter set forth.

<u>2.2</u> <u>Earlier Termination.</u>

(A) Puget shall have the right to terminate this Agreement prior to the expiration of its Term, subject to the provisions of Section 2.3, for the following reasons:

(1) For Cause:

(a) Puget may terminate the Director Nominee's rights under this Agreement at any time for cause.

(b) Such termination shall be evidenced by written notice thereof to the Director Nominee, which notice shall specify the cause for termination.

(c) For purposes hereof, the term "cause" shall mean:

(i) The inability of the Director Nominee , through sickness or other incapacity, to discharge his or her duties under this Agreement for 30 or more consecutive days or for a total of 45 or more days in a period of twelve consecutive months;

(ii) Dishonesty; theft; or conviction of a crime involving moral turpitude;

(iii) Material default in the performance of his or her obligations, services or duties required under this Agreement or materially breach of any provision of this Agreement, which default or breach has continued for five days after written notice of such default or breach.

(2) Discontinuance of Business:

In the event that Puget discontinues operating its business, this Agreement shall terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof;

provided, however, that a reorganization of Puget shall not be deemed a termination of its business.

(3) Death:

This Agreement shall terminate immediately on the Director Nominee's death; *however*, all accrued compensation at such time shall be promptly paid to the Director Nominee's estate.

(B) Loss of Status as Independent Member

(1) This Agreement shall be automatically terminated if the Director Nominee ceases to qualify as an Independent Member of Puget's board of directors.

(2) Unless the Director Nominee, then a member of Puget's board of directors and of committees thereof, is to continue as a member of Puget's board of directors in a non-independent capacity, upon termination of this Agreement, his or status as a member of Puget's board of directors shall concurrently terminate.

(3) If the Director Nominee, then a member of Puget's board of director and of committees thereof, is to continue as a non-Independent Member of Puget's board of directors and of any committees thereof, shall be superseded by an employment agreement specifically delineating his or her roles in Puget, the duties associated therewith and the compensation to be paid.

(4) In amplification of the foregoing, this Agreement shall terminate at any time that the Director Nominee becomes an officer of Puget or of any subsidiaries thereof or that the Puget securities held by the Director Nominee exceed 4.999% of any class or series of Puget voting securities.

2.3 Final Settlement.

Upon termination of this Agreement and payment to the Director Nominee of all amounts due him or her hereunder, the Director Nominee or his or her representative shall execute and deliver to the terminating entity on a form prepared by the terminating entity, a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, shall forthwith tender to Puget all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Three: Performance of Duties as a Director

3.1 Performance of Duties

(A) The Director Nominee shall perform his or her duties as a member of Puget's board of directors, including duties as a member of any committee of Puget's board of directors upon which he or she or she may serve, pursuant to the requirements set forth in Puget's certificate of incorporation and bylaws (its "Constituent Documents") and in its Code of Ethics, in good faith, in a manner he or she or she reasonably believes to be in the best interests of Puget, and with such care as is legally required for members of boards of directors under the laws of the State of Nevada, the rules and regulations of the Commission and the rules and regulations imposed by any markets or exchanges on which Puget's securities are traded, including, without limitations, rules and regulations imposed by FINRA, unless a higher standard of care is specified in Puget's

Constituent Documents.

(B) In performing his or her duties, the Director Nominee shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

(1) One or more officers or employees of Puget whom the Director Nominee reasonably believes to be reliable and competent in the matters presented;

(2) Legal counsel, public accountants or other persons as to matters which the Director Nominee reasonably believes to be within such persons' professional or expert competence; or

(3) A committee of Puget's board of directors upon which he or she or she does not serve, duly designated in accordance with a provision of Puget's certificate of incorporation or bylaws, as to matters within its designated authority, which committee the Director Nominee reasonably believes to merit confidence.

(C) The Director Nominee shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance described in Section 3.1(B) to be unwarranted.

(D) If the Director Nominee is present at a meeting of Puget's board of directors at which action on any corporate matter is taken it shall be presumed that he or she assented to the action taken unless he or she votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

(E) If the Director Nominee is requested to provide comments on any corporate matters through a written request delivered by hand, mail, fax or e-mail, then, unless he or she affirmatively provides written comments thereto or specifies in a written response that he or she is unable or unwilling to provide comments thereto, he or she shall be presumed to have approved the matter as accurate, complete and not misleading, and if he or she has indicated his or her inability or unwillingness to comment on more than three occasions within any fiscal year, he or she shall be presumed to have refused to perform his or her duties as a member of Puget's board of directors in a manner justifying his or her removal therefrom for cause under this Agreement.

(F) The Director Nominee shall serve on the committees of Puget's board of directors specified in exhibit 3.1(F) annexed hereto and made a part hereof (the "Director Nominee's Committee Assignments")

<u>3.2</u> <u>Director Nominee Conflicts of Interest</u>

(A) Neither the Director Nominee nor any affiliate thereof will enter into any contract or other transaction with Puget unless the fact of such relationship or interest is disclosed or known to Puget's board of directors or committee which authorizes, approves or ratifies the contract or transaction and it is approved by a vote or consent sufficient for the purpose without counting the vote or consent of the Director Nominee ; and, if stockholder approval is required, the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

(B) The Director Nominee may be counted in determining the presence of a quorum at a meeting of Puget's board of directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

<u>3.3</u> **<u>Performance and Attendance</u>**

(A) The Director Nominee will serve on Puget's board of directors and on such committees of Puget's board of directors as to which he or she is appointed and will discharge his or her duties thereunder in good faith, using his or her best efforts on behalf of Puget and its stockholders.

(B) The Director Nominee shall use his or her best efforts to participate in a timely manner in all meetings of Puget's board of directors or of committees thereof to which he or she has been appointed or elected, and if unavailable in person, to make arrangements to participate by teleconference or other legally available means.

(C) In the event that the Director Nominee fails to participate in a meeting of Puget's board of directors or of committees thereof to which he or she has been appointed or elected, the Director Nominee shall promptly acquaint himself or herself with all matters transacted at such meeting and if practical, shall provide the board of directors or committee involved with supplemental input and advice on all such matters and if appropriate and possible, shall request reconsideration of any material matters as to which his or her participation would have affected the result of actions taken.

(D) In the event that the Director Nominee misses more than 20% of the meetings of Puget's board of directors or of committees thereof to which he or she has been appointed or elected, the Director Nominee will, at the option of Puget's board of directors, be presumed to have resigned from the board of directors prior to the expiration of the term of this Agreement based on an inability to dedicate required time to the affairs of Puget and this Agreement shall be presumptively be deemed the instrument of such resignation.

(E) The Director Nominee shall be responsible, together with the other members of the board of directors, for review and approval prior to filing of all data that Puget is required to file with the Commission, with FINRA, with the United States Internal Revenue Service (the "Service") and with comparable state and local agencies.

(F) If a member of the regulatory affairs or audit committees, the Director Nominee shall be responsible for using reasonable efforts to assist its chairman to assure that Puget and all of its subsidiaries develop and implement information gathering, retention and transmittal procedures that comply with all applicable legal and auditing requirements, that Puget and its subsidiaries promptly transmit required data to Puget's auditors and legal counsel and that Puget's auditors and legal counsel prepare and pass upon materials that Puget is required to file with the Commission, FINRA or the Service, on a timely basis, adequate for review, comment and correction by all appropriate personnel, including management of Puget and its subsidiaries, as well as the members of their boards of directors, attorneys and advisors, at least three business days prior to the legally mandated filing dates.

(G) If a member of the audit committee, the Director Nominee shall be responsible, together with the other members of the audit committee, for suggesting auditor candidates to Puget's board of directors and stockholders in compliance with applicable requirements of the PCAOB and for rejecting any auditors that any member of the audit committee deems unsatisfactory based on their qualifications, reputation, prices or geographic location, provided that such member must specify in writing, all reasons for such rejection and the committee, voting as a whole, must pass upon such rejection by majority vote, forwarding such result to the board of directors for appropriate action.

3.4 Resignation

Unless he or she is the sole serving member of Puget's board of directors, the Director Nominee may resign at any time by providing Puget's board of directors with written notice indicating the Director Nominee's intention to resign and the effective date thereof.; provided, however, that resignation, whether voluntary or presumptive (as provided above) shall result in a forfeiture of all rights to compensation under this Agreement, other than as to compensation that has accrued pursuant to the provisions of this Agreement.

Article Four: Compensation

4.1 The Director Nominee's Plan Options

(A) The Director Nominee shall be compensated for his or her services as a member of Puget's board of directors and committees thereof with Capital Stock purchase options issuable under the terms and provisions of Puget's then current Non-Qualified Stock Option & Stock Incentive Plan in the manner set forth in exhibit 4.1(A) annexed hereto and made a part hereof (the "Incentive Equity Compensation.

(B) All non-vested options will, unless earlier forfeited, become vested at the end of the second fiscal year after they were awarded.

(C) Exercise of the foregoing options will be subject to the condition precedent that the Director Nominee comply on a timely basis with all personal reporting obligations to the Commission pertaining to his role with Puget and that the Director Nominee-Designee serve in the designated positions providing all of the services required thereby prudently and in good faith.

(D) The securities to be issued as compensation under this Agreement (the "Securities") will be issued without registration under the provisions of Section 5 of the Securities Act or the securities regulatory laws and regulations of the Director Nominee's state of domicile pursuant to exemptions provided pursuant to Section 4(a)(2) of the Act and comparable provisions of the Blue Sky Laws of the Director Nominee's state of domicile; and

(1) The Director Nominee shall be responsible for preparing and filing any reports concerning this transaction with the Commission and with the Blue Sky Law regulatory authorities of his or her state of domicile, and for payment of any required filing fees (none being expected);

(2) All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Act and under the Blue Sky Laws of his or her state of domicile, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to Puget is provided to Puget's General Counsel to the effect that such registration is not required as a result of applicable exemptions therefrom;

(3) Puget's transfer agent shall be instructed not to transfer any of the Securities unless the General Counsel for Puget advises it that such transfer is in compliance with all applicable laws;

(4) The Director Nominee hereby represents that in any such instance, he or she is acquiring the Securities for his own account, for investment purposes only, and not with a view to further sale or distribution; and

(5) The Director Nominee or his or her advisors must represent and warrant that he, she or they have examined information concerning Puget contained on the Commission's Internet web site at www.sec.gov, in the EDGAR archives, as well as Puget's books and records and have questioned Puget's officers and directors as to such matters involving Puget as he or she or she deemed appropriate.

(C) In the event that Puget files a registration or notification statement with the Commission or any state securities regulatory authorities registering or qualifying any of its securities for sale or resale to the public as free trading securities, it will notify the Director Nominee of such intent at least 15 business days prior to such filing, and shall, if requested by him or her, include any shares theretofore issued upon exercise of the Director Options in such registration or notification statement, *provided that* the Director Nominee cooperates in a timely manner with any requirements for such registration or qualification by notification, including, without limitation, the obligation to provide complete and accurate information therefor; and, *provided further* that, the inclusion of such securities in such notification or registration statement is not deemed by any participating underwriter to be detrimental to a proposed offering of Puget's securities to the public or to the price or liquidity of Puget's publicly held securities.

4.2 Monthly Cash Fees

During the term of this Agreement the Director Nominee will be entitled to a monthly fee, payable in arrears, in Cash Equivalents, of $5,000.

4.3 Indemnification.

Puget will defend, indemnify and hold the Director Nominee harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g. legal fees, court costs, investigative costs, witness fees, *etc.*) resulting from any reasonable actions taken by him or her in good faith on behalf of Puget, its affiliates or for other persons or entities at the request of the board of directors of Puget, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made in a manner making it unnecessary for the Director Nominee to incur any out of pocket expenses; *provided, however*, that the Director Nominee permits Puget to select and supervise all personnel involved in such defense and that the Director Nominee waives any conflicts of interest that such personnel may have as a result of also representing Puget, their stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Article Five: Special Covenants

5.1 Confidentiality.

(1) The Director Nominee acknowledges that, in and as a result of his duties hereunder, he or she will be developing for Puget, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as Puget's trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, investors and funders; consequently, as material inducement to the entry into this Agreement by Puget, the Director Nominee hereby covenants and agrees that he or she shall not, at any time during or following the terms of his service as a member of Puget's board of directors, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever,

any of such confidential information which has been obtained by or disclosed to him or her as a result of his association with Puget or Puget's affiliates.

(2) In the event of a breach or threatened breach by the Director Nominee of any of the provisions of this Section 5.1, Puget, in addition to and not in limitation of any other rights, remedies or damages available to Puget, whether at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by the Director Nominee , or by the Director Nominee's partners, agents, representatives, servants, employers, employees, affiliates and/or any and all persons directly or indirectly acting for or with him or her.

5.2 Special Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Puget as a result of a breach by the Director Nominee of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect Puget's interests, the Director Nominee hereby covenants and agrees that Puget shall have the following additional rights and remedies in the event of a breach hereof:

(A) The Director Nominee hereby consents to the issuance of a permanent injunction enjoining him or her from any violations of the covenants set forth in Section 5.1 hereof; and

(B) Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Puget may sustain prior to the effective enforcement of such injunction, the Director Nominee hereby covenants and agrees to pay over to Puget, in the event he or she violates the covenants and agreements contained in Section 5.2 hereof, the greater of:

(1) Any payment or compensation of any kind received by him or her because of such violation before the issuance of such injunction, or

(2) The sum of One Thousand ($5,000.00) Dollars per violation, which sum shall be liquidated damages, and not a penalty, for the injuries suffered by Puget as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to Puget for any breach of the covenants and agreements contained in this Article Four, prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Puget from the injury caused by such breaches would be injunctive relief.

5.3 Cumulative Remedies.

The Director Nominee hereby irrevocably agrees that the remedies described in Section 5.3 hereof shall be in addition to, and not in limitation of, any of the rights or remedies to which Puget is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

5.4 Acknowledgment of Reasonableness.

(A) The Director Nominee hereby represents, warrants and acknowledges that he or she has carefully read and considered the provisions of this Article Five and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Puget, its officers, other directors and employees; consequently, in the event that any of the above-described restrictions shall be held unenforceable by any court of competent jurisdiction, the Director Nominee hereby covenants, agrees and directs such court to substitute a

reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the Director Nominee hereby covenants and agrees that if so modified, the covenants contained in this Article Five shall be as fully enforceable as if they had been set forth herein directly by the Parties.

(B) In determining the nature of this limitation, the Director Nominee hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

5.5 Unauthorized Acts.

The Director Nominee hereby acknowledges that his or her role as a member of Puget's board of directors does not confer agency authority with respect to Puget and hereby covenants and agrees that he or she will not do any act or incur any obligation on behalf of Puget of any kind whatsoever, except as authorized by its board of directors or by its stockholders pursuant to duly adopted board or stockholder action.

5.6 Covenant not to Disparage

The Director Nominee hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he or she will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Puget, its constituent members, or their officers, directors, stockholders, employees, agent or affiliates, whether related to the business of Puget, to other business or financial matters or to personal matters.

Article V: Agreement to Comply with Legal Restrictions.

6.1 Puget Securities.

(A) The Director Nominee is the record and beneficial owner of the Puget securities shown on exhibit 6.1(A) annexed hereto and made a part hereof (the "Puget Securities Currently Owned by the Director Nominee"), which at the date hereof do not exceed 4.999% of any voting class or series, are free and clear of any liens, claims, options, charges or other encumbrances; does not beneficially own any other Puget securities and, has full power and authority to make, enter into and carry out the terms of this Agreement.

(B) The Director Nominee agrees that any Puget securities that he or she purchases or with respect to which he or she otherwise acquires record or beneficial ownership after the date of this Agreement ("New Puget Securities") shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned prior to the date of this Agreement.

(C) The Director Nominee agrees not to acquire more than 4.999% of any class or series of Puget voting securities without first notifying the board of directors and Puget's president, chief executive officer and legal counsel, understanding that any such acquisition will lead to automatic termination of this Agreement.

(D) The Director Nominee has no present plan or intention (a "Plan") to sell, transfer, exchange, pledge or otherwise dispose of, including by means of a distribution by a partnership to its

partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing being hereinafter referred to generically as a "Sale") of any of the Puget securities that the Director Nominee currently owns or may acquire during the term of this Agreement, or any securities that may be paid as a dividend or otherwise distributed thereon with respect thereto or issued or delivered in exchange or substitution therefor.

(E) If any of the Director Nominee's representations in this Agreement cease to be true at any during the term of this Agreement, the Director Nominee will deliver to Puget's general counsel a written statement to that effect, specifying the nature of the change signed by the Director Nominee.

6.2 Transfer or Encumbrance.

(A) The Director Nominee agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber the Director Nominee's Puget securities or any New Puget Securities acquired or to make any offer or agreement relating thereto during the time that the Director Nominee serves on Puget's board of directors and for an additional period of 90 days thereafter (the term of this agreement), except:

(1) During such periods following the filing by Puget of reports with the Securities and Exchange Commission as may be determined by the regulatory compliance committee of Puget's board of directors to provide currency of information required to avoid violation of restrictions under the Securities Act and the Exchange Act against trading on inside information.

(2) In full compliance with the requirements of:

(a) Rule 144 promulgated by the Commission under authority granted by the Securities Act;

(b) Sections 13D and 16(a) of the Exchange Act, including requirements pertaining to timely filing of Commission Forms 3, 4 and 5 or Schedule 13-D; and

(3) In full compliance with the procedures established by Puget (including requirements imposed upon its transfer agent) to assure compliance with the foregoing.

(B) No transactions permitted pursuant to Section 6.2(A) shall be effected until:

(1) Legal counsel representing the Director Nominee (which legal counsel is reasonably satisfactory to Puget), shall have advised Puget in a written opinion letter satisfactory to Puget and Puget's legal counsel, and upon which Puget and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition and that all requirements under the Exchange Act, including Sections 13 and 16 thereof have been complied with; or

(2) A registration statement under the Securities Act covering Puget's Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the Securities and Exchange Commission (the "Commission") and made effective under the Securities Act; or

(3) An authorized representative of the Commission shall have rendered written advice to the Director Nominee (sought by the Director Nominee-Nominee or the Director Nominee-

Nominee's legal counsel, with a copy thereof and all other related communications delivered to Puget) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated; or

(4) Puget's general counsel and president shall have specifically consented to the transaction in wiring pursuant to authority delegated in a specific resolution of the regulatory affairs committee of Puget's board of directors.

(C) The Director Nominee also understands and agrees that stop transfer instructions will be given to Puget's transfer agent with respect to certificates evidencing his or her Puget securities and that there will be placed on the certificates evidencing his or her Puget securities legends stating in substance:

> "*The securities represented by this certificate were issued without registration under the Securities Act of 1933, as amended, or comparable state laws in reliance on the provisions of Section 4(a)(2) of such act, and comparable state law provisions or they have been held by a person deemed a control person under Commission Rule 144 and subject to reporting obligations under Section 13D of the Exchange Act and to reporting obligations and trading restrictions under Section 16(a) of the Exchange Act. These securities may not be transferred pledged or hypothecated unless they are first registered under applicable federal, state or foreign laws, or the transaction is demonstrated to be exempt from such requirements to the Company's satisfaction, and, all required reports pertaining thereto, including Commission Forms 3, 4, 5 and 144 and Commission Schedule 13D have been filed with the Commission.*"

(D) Notwithstanding the foregoing, neither Puget nor Puget currently have any securities registered under Sections 12(b) or (g) of the Exchange Act and thus, its shareholders are not currently subject to the provisions of Sections 12 or 13D thereof.

6.3 No Proxy Solicitations.

The Director Nominee will not, and will not permit any entity under his control to:

(A) Solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any meetings of Puget's stockholders;

(B) Initiate a stockholders' vote or action by consent of Puget stockholders with respect to any stockholders action; or

(C) Become a member of a "group" [as such term is used in Section 13(d) of the Exchange Act] with respect to any voting securities of Puget.

6.4 No Limitation on Discretion as the Director Nominee.

This Article is intended solely to apply to the exercise by the Director Nominee in his individual capacity of rights attaching to ownership of the Puget securities and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of the Director Nominee with respect to, any action which may be taken or omitted by him or her acting in his fiduciary capacity as a member of Puget's board of directors or any committee thereof.

Article Seven: Miscellaneous

7.1 **Notices**.

All notices, demands or other written communications hereunder shall be in writing, and shall be deemed to have been duly given on the fifth business day after mailing by United States registered or certified mail, return receipt, postage prepaid, or, if provided by immediate electronic communication, on the date so provided, as set forth below:

To the Director Nominee: At the address, email and telephone numbers set forth in exhibit 0.1;

To Puget: Karen Lynn Fordham, President; Puget Technologies, Inc.; 1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432, with a email copies to kfordham@pugettechnologies.com and carce@pugettechnologies.com;

in each case, with copies to such other address or to such other persons as any Party shall designate to the others for such purposes in the manner hereinabove set forth.

7.2 **Amendment**.

No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by Parties.

7.3 **Merger**.

(A) This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(B) All prior agreements whether written or oral are merged herein and shall be of no force or effect.

7.4 **Survival**.

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

7.5 **Severability**.

If any provision or any portion of any provision of this Agreement, other than a conditions precedent, if any, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

7.6 **Governing Law and Venue**.

This Agreement shall be construed in accordance with the laws of the State of Nevada but any proceeding

arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

7.7 **Conflict Resolution.**

(A) In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its or his costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

(B) In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

(1) (a) First, the issue shall be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided, three by the Director Nominee and three by Puget.

(b) The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period;

(2) In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida to be selected by lot, from six alternatives to be provided, three by the Director Nominee and three by Puget.

(3) (A) Expenses of mediation shall be borne by the Parties equally, if successful.

(B) Expenses of mediation, if unsuccessful and of arbitration shall be borne by the Party or Parties against whom the arbitration decision is rendered.

(C) If the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration shall be borne equally by the Parties.

7.8 **Benefit of Agreement**.

(A) This Agreement may be assigned only by Puget.

(B) Subject to the foregoing restriction on assignment by The Director Nominee, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, jointly and severally, their successors, assigns, personal representatives, estate, heirs and legatees.

7.9 **Captions**.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

7.10 **Number and Gender**.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

7.11 **Further Assurances**.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

7.12 **Status**.

(A) Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

(B) In amplification of the foregoing, the Director Nominee, in his or her role as a member of Puget's board of directors and committees thereof shall not be deemed an agent or officer of Puget.

7.13 **Counterparts**.

(A) This Agreement may be executed in any number of counterparts delivered through email transmission.

(B) All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

7.14 **Capacity and Authority**

The Director Nominee has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform the Director Nominee-Nominee's obligations hereunder.

7.15 **License**.

(A) This Agreement is the property of Qest Consulting Group, Inc., a Colorado corporation that serves as a strategic consultant to Puget ("Qest").

(B) The use hereof by the Parties is authorized hereby solely for purposes of this transaction and, the use of this form of agreement or of any derivation thereof without Qest's prior written permission is prohibited.

(C) The Director Nominee acknowledges that Qest is not a law firm, brokerage firms or regulated entity of any kind and that it has not provided the Director Nominee with any advice concerning this Agreement, but rather, has indicated that because of the obvious conflicts of interest involved, the Director Nominee should consult his legal counsel.

(D) The Parties hereby agree that this Agreement will not be more strictly construed against Puget based on its authorship.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the last date set forth below.

Signed, Sealed & Delivered
In Our Presence

____

John M Shriver
____

Dated: ~~October~~ Nov 1, 2021

PUGET TECHNOLOGIES, INC.

{Corporate Seal}

By: Karen Fordham
Karen Lynn Fordham, *President*

Attest: ______________________________
Carlos H. Arce, Esquire, *Secretary*

____
CARLOS H. ARCE, ESQ.

Dated: October __, 2021
November, 6, 2021

THE DIRECTOR NOMINEE
On his or her own behalf and
as the agent for his or her Affiliates

____

Exhibits		
Exhibit	**Description**	**Response**
0.1	Director Nominee Data	Full Name: John M Shiver Address: 3439 N. George Mason Dr Arlington VA 22207 Telephone: 703 629 3077 WhatsApp: Email: jshiver@gmu.edu Social Security Number: 426982927
3.1(F)	Director Nominee's Committee Assignments	The Audit Committee The Nominating Committee The Compensation Commitee
4.1	Incentive Equity Compensation	
6.1(A)	Puget Securities Currently Owned by the Director Nominee	Ø